Filed Pursuant to Rule 433

Registration No. 333-205558-02

Florida Power & Light Company

Pricing Term Sheet

February 26, 2018

Issuer: Florida Power & Light Company

Designation:	First Mortgage Bonds, 3.95% Series due March 1, 2048
Registration Format:	SEC Registered
Principal Amount:	$1,000,000,000
Date of Maturity:	March 1, 2048
Interest Payment Dates:	Semi-annually in arrears on March 1 and September 1, beginning September 1, 2018
Coupon Rate:	3.95%
Price to Public:	99.460% of the principal amount thereof
Benchmark Treasury:	2.750% due November 15, 2047
Benchmark Treasury Yield:	3.161%
Spread to Benchmark
Treasury Yield:	82 basis points
Reoffer Yield:	3.981%
Trade Date:	February 26, 2018
Settlement Date:	February 28, 2018
Redemption:	Redeemable at any time prior to September 1, 2047, at 100% of the principal amount plus any accrued and unpaid interest plus make-whole premium at discount rate equal to Treasury Yield plus 15 basis points; and redeemable at any time on or after September 1, 2047, at 100% of the principal amount plus any accrued and unpaid interest.
CUSIP / ISIN Number:	341081 FQ5 / US341081FQ54

Expected Credit Ratings:*

Moody’s Investors Service Inc.	“Aa2” (stable)
S&P Global Ratings	“A” (stable)
Fitch Ratings, Inc.	“AA-” (stable)

Joint Book-Running Managers:

Barclays Capital Inc.

Goldman Sachs & Co. LLC

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

Wells Fargo Securities, LLC

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

UBS Securities LLC

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BMO Capital Markets Corp.

Commerz Markets LLC

DNB Markets, Inc.

Fifth Third Securities, Inc.

Loop Capital Markets LLC

PNC Capital Markets LLC

The Williams Capital Group, L.P.

Junior Co-Managers:

Academy Securities, Inc.

C.L. King & Associates, Inc.

Siebert Cisneros Shank & Co., L.L.C.

*       A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “make-whole premium” and “Treasury Yield” have the meanings ascribed to those terms in the Issuer’s Preliminary Prospectus Supplement, dated February 26, 2018.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 888-603-5847, Goldman Sachs & Co. LLC toll-free at 866-471-2526, MUFG Securities Americas Inc. toll-free at 877-649-6848, Scotia Capital (USA) Inc. toll free at 800-372-3930 or Wells Fargo Securities, LLC toll-free at 800-645-3751.